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                                                                   EXHIBIT 12(B)

                                                                INTEROFFICE MEMO

[TIAA-CREF LOGO]


To:   TIAA-CREF Life Separate Account VA-1

From: TIAA-CREF Life Insurance Company

Date: August 1, 2002

Re:   Initial Capital (Seed Money) Contribution for
      New Investment Accounts of
      TIAA-CREF Life Separate Account VA-1

      Set forth below are the procedures to be followed in connection with the contribution of initial capital, or "seed money" by TIAA-CREF Life Insurance Company to TIAA-CREF Life Separate Account VA-1 (the "Separate Account"), a segregated account of TIAA-CREF Life.

            1. TIAA-CREF Life will invest in each of three new investment subaccounts of the Separate Account (the "New Investment Accounts") the sum of $100,000.00 on September 4, 2002 or as soon thereafter as practicable. The New Investment Accounts are: the Large-Cap Value Fund, the Small-Cap Equity Fund, and the Real Estate Securities Fund.

            2. In consideration for such investment and without deduction of any charges, the Separate Account shall credit TIAA-CREF Life with such units, of which TIAA-CREF Life shall be the owner, of the New Investment Accounts in such amounts as shall be mutually agreed upon. Such shares will share pro rata in the investment performance of the New Investment Accounts and shall be subject to the same valuation procedures and the same periodic deductions as are other units in that account. The value of such units on the day the initial investment is made shall be $25.00.

            3. TIAA-CREF Life represents that the shares acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

            4. Units acquired under this Agreement will be held by TIAA-CREF Life for its own account until redeemed by TIAA-CREF Life. Amounts will be redeemed at prices equal to the accumulation unit value of units of each of the New Investment Accounts next determined after the Separate Account receives TIAA-CREF Life's proper notice of redemption.

            5. TIAA-CREF Life may purchase, and the Separate Account may issue, additional units as the parties may agree.


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            6. These procedures are intended to comply with the applicable provisions of the federal securities laws and the laws of the State of New York, and thus should be construed and followed in a manner consistent with the requirements of those laws.


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